UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 19, 2011

IRON MOUNTAIN INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-13045	23-2588479
(Commission File Number)	(IRS Employer Identification No.)

745 Atlantic Avenue
Boston, Massachusetts 02111
(Address of principal executive offices, including zip code)

(617) 535-4766
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                          Entry into a Material Definitive Agreement.

On April 18, 2011, Iron Mountain Incorporated (the “Company”) entered into an agreement (the “Agreement”) with Elliott Associates, L.P. and Elliott International, L.P. (together, “Elliott”) whereby Elliott agreed to, among other things, terminate its proxy solicitation and withdraw its nominees for election to the board of directors of the Company (the “Board”) at the 2011 annual meeting of stockholders, which is expected to occur on or about June 10, 2011 (the “2011 Annual Meeting”).

Under the terms of the Agreement, the Board has agreed to nominate Allan Z. Loren, one of the nominees in Elliott’s terminated proxy solicitation, for election as director at the 2011 Annual Meeting and recommend him as a nominee for election to the Board in the Company’s proxy statement prepared in connection with the 2011 Annual Meeting.  In addition, the Company has agreed to engage an independent search firm to identify potential independent director candidates to fill the vacancy on the Board as a result of Constantin R. Boden’s decision not to stand for re-election as director at the 2011 Annual Meeting.  To fill the Board seat vacated by Mr. Boden, the Company will appoint an independent director to be mutually agreed upon by the Company, Elliott, and Davis Selected Advisers L.P., who is the Company’s largest stockholder (the “Board Appointed Director”).

Elliott has agreed to vote in favor of all the Board’s director nominees at the 2011 Annual Meeting. In addition, Elliott has agreed to abide by certain standstill provisions.

In addition, the Board has agreed to form a Special Committee, chaired by C. Richard Reese, the Company’s Chairman and Chief Executive Officer, to, among other things, evaluate ways to maximize shareholder value through alternative financing, capital, and tax strategies, including evaluating a conversion to a real estate investment trust (a “REIT”).  The Special Committee’s members will include Mr. Loren upon his election to the Board and the Board Appointed Director upon his or her appointment to the Board, as well as other directors yet to be named.  The conclusion of the evaluation process to potentially convert to a REIT is expected to take place within 12 months of the 2011 Annual Meeting.

Furthermore, the Board has agreed to amend the charter of the Finance Committee to increase its mandate to include the review of material capital allocation decisions, strategic investments and dispositions and other opportunities for maximizing shareholder value.  The Finance Committee shall be renamed the Strategic Planning and Capital Allocation Committee.

The description of the Agreement contained herein is qualified in its entirety by the full text of the Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.  The Company’s press release, dated April 19, 2011, is furnished as Exhibit 99.1 to this Current Report on Form 8-K and shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or under the Exchange Act, whether made before or after the date hereof, except as expressly set forth by specific reference in such filing to this Current Report on Form 8-K.

Item 5.02.              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 18, 2011, Constantin R. Boden informed the Company that he will not be standing for re-election at the Annual Meeting.  Mr. Boden advised the Company that the reasons for his decision were not the result of any disagreement with the Company. Mr. Boden has been a director of the Company since December 1990, and is a member of the Board’s Audit Committee, Nominating and Governance Committee and Finance Committee.

Item 9.01.              Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Agreement, by and among Iron Mountain Incorporated, Elliott Associates, L.P. and Elliott International, L.P., dated April 18, 2011 (filed herewith).

99.1	Press Release dated April 19, 2011 (furnished herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IRON MOUNTAIN INCORPORATED
(Registrant)

	By:	/s/ Ernest W. Cloutier
	Name:	Ernest W. Cloutier
	Title:	Senior Vice President, General Counsel and Secretary

Date: April 19, 2011